Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Long-Term Incentive Compensation Plan of Haemonetics Corporation of our reports dated June 2, 2006, with respect to the consolidated financial statements and schedule of Haemonetics Corporation included in its Annual Report (Form 10-K) for the year ended April 1, 2006, Haemonetics Corporations management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Haemonetics Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 21, 2006
Boston, Massachusetts